UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(Print of Type Responses)
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1.  Name and Address of Reporting Person*

Bedrock Capital Partners I, L.P.
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   (Last)                            (First)              (Middle)

c/o Auerr, Mason & Zajac, 29 Dean Avenue, P.O. Box 347
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                                    (Street)

Franklin                               MA                   02038
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   (City)                            (State)                (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

2/08/2000
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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.  Issuer Name and Ticker or Trading Symbol

Landacorp, Inc. (NASDAQ: LCOR)
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5.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [_]  Director                             [X]  10% Owner
    [_]  Officer (give title below)           [_]  Other (specify below)

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6.  If Amendment, Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group Filing  (Check Applicable Line)

    [_]  Form filed by One Reporting Person
    [X]  Form filed by More than One Reporting Person



















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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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
Common Stock, $0.001 par value           1,575,000                   D                    By Partnership (1)
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                                                                                          By Credit Suisse First Boston
Common Stock, $0.001 par value              87,500                   I                    Bedrock Fund, LP (1)
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Common Stock, $0.001 par value              75,000                   I                    By VBW Employee Bedrock Fund, LP (1)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                          (Over)

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              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(Right to Buy)           (2)        07/27/09        Common Stock           12,500           $1.00          I              (3)
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Employee Stock Option
(Right to Buy)           (4)        10/31/00        Common Stock           10,000           $1.50          I              (3)
====================================================================================================================================

Explanation of Responses:
(1) Bedrock Capital Partners I, LP ("Bedrock") owns beneficially and of record 1,575,000 shares of Common Stock of Landacorp, Inc. VBW Employee Bedrock Fund, LP ("VBW Employee"), which invests alongside Bedrock in all investments made by Bedrock, owns beneficially and of record 75,000 shares of Common Stock of Landacorp, Inc. Credit Suisse First Boston Bedrock Fund, LP ("CSFB Bedrock"), which has invested alongside Bedrock in all investments made by Bedrock, owns beneficially and of record 87,500 shares of Common Stock of Landacorp, Inc. Bedrock, VBW Employee and Bedrock General Partners I, LLC ("Bedrock GP") may each be deemed to own beneficially the shares of Common Stock of Landacorp, Inc. held by the other. Bedrock GP, the sole general partner of Bedrock and VBW Employee and attorney in fact to CSFB Bedrock, may be deemed to own beneficially the shares of Common Stock beneficially owned by Bedrock, Employee and CSFB Bedrock. Bedrock GP may also be deemed to own beneficially the options to acquire Common Stock that have been granted to Jason Rosenbluth by Landacorp, Inc. (See Note 3) that he is contractually obligated to relinquish to Bedrock GP.
(2) Option granted to Jason Rosenbluth, 07/27/99, which becomes exercisable according to the following schedule: 25% of the shares subject to the option become vested and exercisable on 07/27/00, and 1/36th of the balance of the shares vest monthly thereafter.
(3) Bedrock GP may also be deemed to own beneficially the options that have been granted to Rosenbluth that he is contractually obligated to relinquish to Bedrock GP.
(4) Option granted to Jason Rosenbluth, 10/31/2000, which becomes exercisable according to the following schedule: equal vesting over 24 months.

BEDROCK CAPITAL PARTNERS I, L.P.

By: BEDROCK GENERAL PARTNER I, LLC

By: /s/ David Duval                                September 25, 2002
    -------------------------------              ----------------------
    Managing Member                                        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             JOINT FILER INFORMATION


Name: Credit Suisse First Boston Bedrock Fund, LP

Address: c/o Auerr Mason & Zajae, 29 Dean Avenue, P.O. Box 347,
         Franklin, MA 02038

Designated Filer: Bedrock Capital Partners I, LP

Issuer: Landacorp, Inc.

Ticker: LCOR

Dare of Event Requiring Statement: 02/08/2000



CREDIT SUISSE FIRST BOSTON BEDROCK FUND, L.P.

    By:  BEDROCK GENERAL PARTNER I, LLC
         ITS ATTORNEY IN FACT


         By:  David Duval
              ------------------------------------
              Managing Member









Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person,
   see Instruction 5(b)(v).                                               (Over)

                             JOINT FILER INFORMATION


Name: VBW Employee Bedrock Fund, LP

Address: c/o Auerr Mason & Zajae, 29 Dean Avenue,
         P.O. Box 347, Franklin, MA 02038

Designated Filer: Bedrock Capital Partners I, LP

Issuer: Landacorp, Inc.

Ticker: LCOR

Date of Event Requiring Statement: 02/08/2000



VBW EMPLOYEE BEDROCK FUND, L.P.

    By:  BEDROCK GENERAL PARTNER I, LLC

         By:  David Duval
              ------------------------------------
              Managing Member









Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person,
   see Instruction 5(b)(v).                                               (Over)

                             JOINT FILER INFORMATION


Name: Bedrock General Partner I, LLC

Address: c/o Auerr Mason & Zajae, 29 Dean Avenue,
         P.O. Box 347, Franklin, MA 02038

Designated Filer: Bedrock Capital Partners I, LP

Issuer: Landacorp, Inc.

Ticker: LCOR

Date of Event Requiring Statement: 02/08/2000



BEDROCK GENERAL PARTNER I, LLC


         By:  David Duval
              ------------------------------------
              Managing Member









Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 5(b)(v).